Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MN8 Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(o)	—	—	$100,000,000	0.0000927	$9,270.00
	Total Offering Amounts				$100,000,000
	Total Fees Previously Paid				$0.00
	Total Fee Offsets				$0.00
	Net Fee Due				$9,270.00

(1)	Includes shares that may be purchased by the underwriters upon exercise of their option to purchase additional shares of Class A common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.